UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 23, 2005

Longview Fibre Company

_______________________________________________

(Exact name of registrant as specified in its charter)

Washington	001-10061	91-0298760
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Fibre Way, Longview, Washington 98632

__________________________________________

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (360) 425-1550

Not applicable.

_____________________________________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On December 23, 2005, we entered into a credit agreement, dated as of December 23, 2005, with Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and various lenders from time to time party thereto. Longview Fibre Company and its wholly-owned subsidiary Longview Fibre Paper and Packaging, Inc., a Washington corporation (“LFPP”), are the borrowers under the credit agreement and are jointly and severally liable for all borrowings under the credit agreement. The credit agreement requires that any material subsidiaries of Longview Fibre Company other than LFPP become parties to the credit agreement as guarantors. There are currently no guarantors. This description of the credit agreement is qualified in its entirety by reference to the complete terms of the credit agreement, a copy of which is included as Exhibit 99.1 to this Current Report on Form 8-K and incorporated herein by reference.

The credit agreement provides for a senior secured credit facility that comprises

•

a $200.0 million revolving facility, including provisions for (i) loans that may be requested on an expedited basis, called swingline loans, in a maximum aggregate amount of up to $20 million and (ii) letters of credit in an aggregate undrawn face amount of up to $50 million; and

•	a $200.0 million term facility, any of which must be drawn within six months of the closing date.

The amount available for borrowings under the revolving facility at any particular time is reduced by the amount of outstanding letters of credit then outstanding under the revolving facility.

At any time during the term of the credit agreement, we may request an increase in the commitments provided thereunder by an aggregate amount (for all such requests) of up to $150.0 million, provided that we may make a maximum of three such requests. Any increase in the commitments would be applied pro rata across the revolving facility and the term facility. A request by us for an increase in the commitments under the credit agreement would be met only if and to the extent that we and the Administrative Agent were successful in obtaining the agreement of particular lenders to provide new or additional commitments.

We may use borrowings under the credit agreement to fund a portion of the special distribution to our shareholders of earnings and profits attributable to taxable periods ending prior to the effective date of our election to be treated as a real estate investment trust (“REIT”), referred to herein as the E&P distribution; to repay existing indebtedness; to pay fees and expenses associated with our planned REIT conversion and related refinancing; and for general corporate purposes, including, but not limited to, working capital and capital expenditures.

As of December 30, 2005, there was $200.0 million in borrowings outstanding under the term facility, and no borrowings and $9.7 million undrawn face amount of letters of credit were outstanding under the revolving facility.

At our option, each individual borrowing under the credit agreement may be designated and maintained as either base rate loans or eurodollar rate loans. In addition, under the revolving facility, borrowings may be designated and maintained as swingline loans. A swingline loan may remain outstanding for no more than 10 business days. For purposes of calculating interest:

•

base rate loans bear interest at a rate equal to the sum of (i) the higher of (a) the applicable prime commercial rate and (b) the applicable Federal Funds rate plus 0.50%, referred to as the alternate base rate, and (ii) a margin, referred to as the applicable margin, that varies according to the ratio of (A) our consolidated funded indebtedness to (B) our consolidated total capitalization;

•

eurodollar rate loans, for which we may elect interest periods of one, two, three or six months, bear interest at a rate equal to the sum of (i) the applicable eurodollar interest rate and (ii) the applicable margin; and

•

swingline loans, at the applicable Borrower’s option, bear interest at a rate equal to, at our option, either (i) the sum of (A) the alternate base rate and (B) the applicable margin or (ii) such other interest rate as to which we may agree with the swingline lender at the time of the borrowing.

Interest is payable (i) in the case of any base rate loan, on the last business day of each calendar quarter and (ii) in the case of any eurodollar rate loan, at the end of each interest period except that, in the case of any eurodollar loan having an interest period of more than three months, interest is payable every three months.

The applicable margin for eurodollar rate loans varies from 0.625% to 1.5%, and the applicable margin for base rate loans and swingline loans that bear interest based on the alternate base rate varies from zero to 0.5%, in each case depending on the ratio of our consolidated funded indebtedness to our consolidated total capitalization. Until we have delivered to the lenders financial statements and compliance certificates for the fiscal quarter ending June 30, 2006, the applicable margin for Eurodollar rate loans will be no less than 1.25%, and the applicable margin for base rate loans and swingline loans that bear interest based on the alternate base rate will be no less than 0.25%.

Under the revolving facility, we are required to pay a commitment fee and a letter of credit fee to the lenders. The commitment fee is payable quarterly in arrears and computed as a percentage, which varies from 0.15% to 0.35% depending on the ratio of our consolidated funded indebtedness to our consolidated total capitalization (subject to a 0.3% minimum until we have delivered to the lenders financial statements and compliance certificates for the fiscal quarter ending June 30, 2006), of the average daily unused commitments, exclusive of swingline loans. The letter of credit fee is also payable quarterly in arrears, is equal to the applicable margin for eurodollar rate loans and is computed on the face amount of any letter of credit issued and outstanding.

Under the term facility, we are required to pay a ticking fee to the lenders, payable quarterly in arrears, from the period commencing upon the closing date and ending on the date the term facility is drawn in full, computed as a percentage, determined on the same basis as the commitment fee for the revolving facility, of the average daily unused commitments.

Both the revolving facility and the term facility mature on December 23, 2010. No amortization payments are required.

Under the term facility, we are required to make mandatory prepayments in the amount of

•	50% of the net cash proceeds we receive from sales of our property and assets (subject to customary exclusions), and
•	50% of the net cash proceeds we receive in excess of a specified annual threshold amount in connection with a casualty, condemnation or eminent domain proceeding (subject to customary exclusions),

and, except as otherwise permitted under the credit agreement:

•	100% of the net cash proceeds we receive from the issuance or incurrence of any indebtedness; and
•	50% of the net cash proceeds we receive from the issuance of additional equity interests,

such exceptions to include specified issuances by us prior to December 31, 2006 of equity in connection with our planned REIT conversion and our funding of permitted acquisitions.

At our option, we are permitted to prepay all or part of the outstanding principal amount of borrowings under the credit agreement without premium or penalty, but subject to payment of customary breakage charges. Additionally, we may cancel the unused portion of any commitments under the revolving facility at any time.

Our obligations under the credit agreement will be secured by first-priority perfected liens and security interests on portions of our timberland holdings, together with all proceeds and products thereof, designated by the lenders and having an aggregate collateral value of at least two times the total commitments under the credit agreement.

The credit agreement contains a number of customary restrictive covenants subject to baskets for permitted transactions and materiality, knowledge and other qualifications, including, among others, covenants related to maintenance by us of qualification as a REIT and limitations on liens, mergers, consolidations, sales of assets, incurrence of debt, capital expenditures, investments (including loans and advances) and acquisitions and transactions with affiliates. The only limitations on our making dividend distributions are, in the case of any such distribution, (i) the absence of any event of default under the credit agreement in existence at the time of, or caused by, such distribution, (ii) a requirement that, at the time of such distribution, we be in pro forma compliance with the financial covenants under the credit agreement and (iii) a requirement that such distribution be permitted under the terms of the indenture governing any senior unsecured notes we issue. Under the credit agreement, we are required to comply with financial performance covenants, including a maximum total debt to capitalization ratio of 65% (with a step down to 60% after one year), a maximum interest coverage ratio of 2.5 to 1 and a maximum ratio of commitments under the credit agreement to collateral value of 50%. We are also required to maintain a minimum consolidated net worth (excluding the effect of future non-cash asset impairment charges of up to $30 million) equal to or greater than the applicable amount as follows:

Period	Minimum consolidated net worth
From the closing date to but not including the date of the declaration of the E&P distribution..............................	75% of our consolidated net worth as of July 31, 2005

From the date of the declaration of the E&P distribution to but not including the first business day after the date on which we deliver to the lenders financial statements and compliance certificates for the fiscal quarter in which the declaration of the E&P distribution occurred...

75% of our consolidated net worth as of July 31, 2005, less the amount by which our consolidated net worth is reduced as a direct result of the declaration of the E&P distribution

From the first business day after the date on which we deliver financial statements and compliance certificates for the fiscal quarter in which the declaration of the E&P distribution occurred and thereafter....................................

75% of our consolidated net worth as of the last day of the fiscal quarter during which the date of the declaration of the E&P distribution occurred

The minimum consolidated net worth requirement would be increased at the end of each fiscal quarter on a cumulative basis by the amount of the net cash proceeds from any equity issuances we consummated during that fiscal quarter.

The credit agreement contains customary events of default subject to materiality and other qualifications and grace periods. The events of default include nonpayment of principal, interest, fees or other amounts under the credit agreement; any representation or warranty of ours under the credit agreement proving to have been materially incorrect when made or deemed to have been made; failure by us to comply with credit-agreement covenants; specified defaults by us under other indebtedness; specified bankruptcy and insolvency events; specified events involving the entry of judgments against us; actual or asserted invalidity of any loan documentation under the credit agreement; a change of control; and specified events related to our compliance with the Employee Retirement Income Security Act.

Upon an event of a default under the credit agreement, the requisite number of lenders (or the Administrative Agent at their request) may declare all amounts owing under the credit agreement immediately due and payable, terminate the lenders’ commitments to make loans under the credit agreement, require that we cash collateralize outstanding letter-of-credit obligations and/or exercise any and all remedies and other rights under the credit agreement. For specified defaults related to insolvency and receivership, the commitments of the lenders under the credit agreement will terminate automatically, all outstanding loans and other amounts will become immediately due and payable and our obligation to cash collateralize outstanding letter-of-credit obligations will automatically become effective.

Certain of the lenders under the credit agreement or their affiliates have in the past engaged, and may in the future engage, in transactions with and perform services (including commercial banking, financial advisory and investment banking services) for us and our affiliates in the ordinary course of business, for which they have received or will receive customary fees and reimbursement of expenses. Certain of the lenders or their affiliates were lenders under our former credit facility, borrowings under which were repaid using proceeds from borrowings under the credit agreement. Goldman, Sachs & Co., an affiliate of Goldman Sachs Credit Partners L.P., which is a lender under the credit agreement, has provided financial advisory services to us in connection with our review of strategic alternatives and our plan to qualify as a REIT effective January 1, 2006. Goldman, Sachs & Co. has received, and is expected to receive in the future, customary financial advisory fees for such services. U.S. Bank National Association, a lender under the credit agreement, is serving as trustee under the indenture governing our 10% senior subordinated notes due 2009 and has received, and is expected to receive in the future, customary fees and reimbursement of expenses for such service.

Item 1.02.	Termination of a Material Definitive Agreement.

On December 23, 2005, concurrently with the effectiveness of the credit agreement described in Item 1.01 of this Current Report on Form 8-K (the “Credit Agreement”), we terminated our $250,000,000 senior unsecured revolving credit facility (the “Terminated Facility”), entered into as of December 15, 2003, with the various lenders party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer. We did not incur any material termination penalties to exit the Terminated Facility.

The Terminated Facility had a four-year maturity expiring on December 15, 2007. The Terminated Facility provided for revolving borrowings at interest rates based either on a LIBOR-based offshore rate or a bank reference rate. Up to $50 million of the Terminated Facility could be used for letters of credit. The Terminated Facility contained financial and other covenants and provided for a commitment fee on the unused portion.

Certain of the lenders and agents under the Terminated Agreement or their affiliates have in the past engaged, and may in the future engage (including with respect to the Credit Agreement), in transactions with and perform services (including commercial banking, financial advisory and investment banking services) for us and our affiliates in the ordinary course of business, for which they have received or will receive customary fees and reimbursement of expenses. Lenders under the Terminated Facility were repaid with proceeds from borrowings under the Credit Agreement. Pacific Coast Farm Credit Services, PCA (a/k/a American AgCredit, PCA), a co-documentation agent under the Terminated Facility, was a holder of $51.5 million principal amount of our senior notes, which we elected to prepay in accordance with their terms using proceeds from borrowings under the credit agreement. U.S. Bank National Association, a co-documentation agent under the Terminated Facility, is serving as trustee under the indenture governing our 10% senior subordinated notes due 2009 and has received, and is expected to receive in the future, customary fees and reimbursement of expenses for such service.

The information in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 1.02 by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 and Item 1.02 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference. On December 23, 2005, we drew $62.0 million in term loans under the Credit Agreement in connection with the closing thereunder. On December 30, 2005, we drew an additional $138.0 million in term loans under the Credit Agreement.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit

Number	Description

99.1

Credit Agreement, entered into as of December 23, 2005, among Longview Fibre Company, a Washington corporation, Longview Fibre Paper and Packaging, Inc., a Washington corporation, certain Subsidiaries of Longview Fibre Company from time to time party thereto, as Guarantors, each lender from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LONGVIEW FIBRE COMPANY
(Registrant)

Date: December 30, 2005	By: /s/ Lisa J. McLaughlin

Lisa J. McLaughlin

Senior Vice President – Finance,

Secretary and Treasurer

EXHIBIT INDEX

Exhibit

Number	Description

99.1

Credit Agreement, entered into as of December 23, 2005, among Longview Fibre Company, a Washington corporation, Longview Fibre Paper and Packaging, Inc., a Washington corporation, certain Subsidiaries of Longview Fibre Company from time to time party thereto, as Guarantors, each lender from time to time party thereto and Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer